EXHIBIT 10.35

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

SYSTEMS INTEGRATOR AGREEMENT

This Systems Integrator Agreement (the “Agreement”) between Cisco Systems, Inc., a California corporation, having its principal place of business at 170 West Tasman drive, San Jose, California, 95134 (Cisco”) and ConvergeOne Inc. (the “Integrator”), a corporation formed under the laws of Minnesota, having its principal place of business at 3344 Highway 149, Eagan, Minnesota, 55121, United States is entered into as of the date of last signature below (the “Effective Date”).

MSN Communications, Inc. d/b/a Mountain States Networking will merge into Integrator on July 30, 2016. Spanlink Communications, Inc. was merged into Integrator on December 31, 2015. Integrator and SIGMAnet, Inc. are affiliates. Therefore:

1.	the Systems Integrator Agreement between Cisco and MSN Communications, Inc. d/b/a Mountain States Networking, dated 5 March 2004 (ECLM #2433), will terminate on July 31, 2016;

2.	the Systems Integrator Agreement between Cisco and Spanlink Communications, Inc., dated 12 January 2006 (ECLM #3783), expired on 9 February 2016;

3.	the Systems Integrator Agreement between Cisco and SIGMAnet, Inc., dated 3 October 2006 (ECLM #4444), will terminate on July 31, 2016 and SIGMAnet, Inc. will be added as an Affiliate to this Agreement.

The following exhibits are incorporated into this Agreement:

1.	Exhibit A:	Integrator Profile & Territory

2.	Exhibit B:	Discount Terms and Conditions

3.	Exhibit C:	Services

The parties have caused this Agreement to be duly executed. Each party represents that its respective signatories whose signatures appear below have been and are on the date of signature duly authorized to execute this Agreement.

CONVERGEONE INC.	CISCO SYSTEMS, INC.
(“Integrator”)	(“Cisco”)

/s/ Paul Maier	/s/ Vivian Liu
Authorized Signature	Authorized Signature

Paul Maier	Vivian Liu
Print Names	Print Name

President, Solutions	Director, Finance
Title	Title

06-16-16	June 20, 2016
Date	Date

APPROVED BY LEGAL

SYSTEMS INTEGRATOR AGREEMENT

TERMS AND CONDITIONS

1.	DEFINITIONS

a.	“Added Value” is the non-Cisco component or portion of the total solution which Integrator provides to End Users. Examples of Added Value are pre- and post-sales network design, configuration, trouble-shooting, managed services, cloud services, and support and the sale of complementary products and services that comprise a significant portion of the total revenues received by Integrator from an End User of Cisco Products. Integrator acknowledges that providing financing options and/or network services (unless such network services comprise managed and/or cloud services) to End Users does not constitute Added Value.

b.	“Affiliate” with respect to Integrator is any corporation, firm, partnership or other entity that directly or indirectly controls, or is controlled by, or is under common control with Integrator. “Affiliate” with respect to Cisco means any corporation, firm, partnership or other entity that directly or indirectly controls, or is controlled by, or is under common control with Cisco.

c.	“Approved Source” means (i) Cisco or (ii) a distributor that is authorized by Cisco to redistribute Products and Services within the Territory to Integrator.

d.	“Cisco Certified Internetworking Expert (‘CCIE’)” is the status granted to Integrator employees who successfully complete the then-current CCIE Program offered by Cisco.

e.	“Cisco.com” is Cisco’s suite of on-line services and information at http://www.cisco.com.

f.	“Cisco Branded” is Product or Service bearing a trademark or service mark of Cisco Systems, Inc. or any Cisco Affiliate.

g.	“Documentation” is user manuals, training materials, Product descriptions and specifications, technical manuals, license agreements, supporting materials and other information relating to Products or Services offered by Cisco, whether distributed in print, electronic, CD-ROM or video format.

h.	“End User” is the final purchaser or licensee that (i) has acquired Products or Services for its own Internal Use and not for resale, including any of the activities defined as Resale below, and (ii) is identified as such purchaser or licensee by Integrator in the Purchase Order issued to Cisco or to the Approved Source. An entity which performs stocking, sparing or warehousing activities for third parties, or procures Cisco Services or Software for delivery to third parties, is not an End User.

i.	“Hardware” is the tangible Cisco product acquired by integrator from Cisco and listed on the Price List. Hardware does not include any tangible product listed on the Price List in the name of a third party.

j.	“Internal Use” is any use of a Product or Service for Integrator’s internal information communications network.

k.	“Non-Genuine Products” are any and all products: (i) to which a Mark or other Cisco trademark or service mark has been affixed without Cisco’s consent, (ii) that have not been manufactured by Cisco or Cisco Technologies, Inc. (“CTI”) or by a licensed manufacturer of either Cisco or CTI in accordance with the applicable license; (iii) are produced with the intent to counterfeit or imitate a genuine Cisco Product; or (iv) whose form of copyright notice, trademark, logo, confidentiality notice, serial number or other product identifier has been removed, altered, or destroyed

l.	“Price List” is the price list(s) published at Cisco.com applicable to the relevant Cisco entity to which each Purchase Order is issued by Integrator.

m.	“Products” are, individually or collectively as appropriate, Hardware, Software and Documentation listed on the then-current Price List.

n.	“Purchase Order” is a written or electronic order issued by Integrator to Cisco for Products or Services to be purchased, licensed or provided under this Agreement.

o.	“Resale” is any of the following sales or dispositions of a Product or Service:

i.	transfer of title (or, for Software, a license conferring the right to use the Software, and, for Services, the entitlement to receive such Services) to the End User of such Product or Service;

ii.	transfer of title (or, for Software, a license conferring the right to use the Software, and, for Services, the entitlement to receive such Services) to a financial intermediary such as a leasing company, even if such leasing company is affiliated with Integrator, where the Product or Service is used by an unaffiliated End User; or

iii.	retention of title (or, for Software, a license conferring the right to use the Software, and, for Services, the entitlement to receive such Services) by Integrator, but only where the Product or Service is deployed to facilitate the provision by Integrator of hosting, outsourcing or any other provisioned services for the use of End Users who are not affiliated with Integrator and who contract with Integrator for the provision of such services. In no event shall the term Resale include use of a Product or Service for the provision of network services to the general public.

The verb “Resell” means to engage in Resale and the word “Reseller” means a person or entity engaged in Resale.

p.	“Sales Expert” is the status granted to Integrator employees who successfully complete the then-current Sales Expert training curriculum offered by Cisco.

q.	“Services” are any maintenance or technical support and any other services purchased under this Agreement and performed or to be performed by Cisco.

r.	“Software” is the machine readable (object code) version of the computer programs listed from time to time on the Price List or provided with the Hardware and made available by Cisco for license to Integrator including firmware, and any copies made, bug fixes for, updates to, or upgrades thereof. Software does not include any computer programs listed on the Price List in the name of a third party, except for third party software listed on the Price List and licensed in connection with Cisco’s Unified Computing Systems solution.

s.	“Territory” is comprised of those regions or countries listed on Exhibit A.

t.	“Unauthorized Cisco Product” means any genuine Cisco Product or Cisco Service that Integrator purchases or acquires from, either directly or indirectly, any party other than Cisco and/or an Approved Source, or sells to any party other than an End User. Unauthorized Cisco Products do not include Non-Genuine Products.

2.	SCOPE

a.	This Agreement sets forth the terms and conditions for Integrator’s purchase or license of Products and Services during the term of this Agreement. Cisco authorizes Integrator to purchase and/or license Products and Services solely from an Approved Source, for its Internal Use or to Resell such Products and Services, solely as permitted in this Section 2. The provisions of Sections 3 through 6 of this Agreement, as well as Exhibit B and the pricing and discount provisions contained in Exhibit C to this Agreement, shall apply only with respect to Products and Services purchased directly from Cisco. All other provisions of this Agreement shall apply to Products and Services purchased by Integrator directly from Cisco or from another Approved Source.

b.	Integrator’s Internal Use. Integrator may purchase all Products and Services for its Internal Use in the Territory. For any Products purchased from Cisco for Internal Use, (i) the “Internal Use” discount specified in Exhibit B shall apply, and (ii) Exhibit C may prohibit the purchase of particular Services for use by Integrator in connection with Products purchased for Internal Use. In the event Integrator purchases or licenses Products or Services for its Internal Use, Integrator shall be deemed to be the End User of such Products.

3.

c.	Commercial Integration And Resale. Subject to the terms and conditions of this Agreement, Cisco grants Integrator a non-exclusive, non-transferable right to (i) Resell Products and Services directly to End Users in the Territory as a component of a total solution of Products and Services with significant Added Value provided by Integrator; and (ii) utilize the Products, including at End Users’ sites, and distribute the Software to End Users, in providing an integrated outsourced or hosted solution, or network provisioned services, for an End User. Integrator may not promote. market or Resell the Products or Services outside the Territory except as expressly authorized by Cisco in writing in advance.

d.	Added Value.

i.	Integrator shall, in each of its Resales of Cisco Products and Services, Resell such Products and Services with Integrator’s Added Value.

ii.	Integrator shall at all times during the term of this Agreement, (1) be able to demonstrate Products to prospective End Users at End User locations; and (2) provide post-sales support services.

e.	No Resale Outside the Territory. Integrator shall not solicit Product or Service orders, engage salespersons, Resell, or establish warehouses or other distribution centers outside of the Territory.

f.	Sales to End Users. Integrator certifies that, except as set forth in Section 2b above, it is acquiring the Products and Services solely for Resale to End Users, in accordance with this Agreement. Integrator will not resell license, sublicense or distribute Products or Services to other resellers of Products or Services, whether or not such resellers are authorized by Cisco to resell or license Products or Services purchased from an Approved Source.

g.	Future Products and Services. For any Products and Services included in the Price List, including Products and Services which become or have become Cisco Products or Services as a result of an acquisition by Cisco of another entity. Cisco may stipulate certification, installation, or training requirements for Integrator prior to allowing Integrator to purchase such Products and Services for Resale, and may require on-going fulfillment of some or all of the requirements to retain the right to purchase, license, Resell or support such Products and Services. Cisco reserves the right, during the term of this Agreement, to license and distribute additional Items of Software Such items of Software may be licensed under additional or different license terms which will be made available to Integrator at the time such items of Software are ordered by or provided to Integrator.

h.	Resale to Government End Users. Integrator is not authorized by these Terms and Conditions to resell Products to the United States Federal Government.

i.	Unauthorized Cisco Products.

i.	Integrator acknowledges that the purchase and Resale of Non-Genuine or Unauthorized Cisco Products are not within the scope of this Agreement and Integrator is not entitled to the rights granted herein with respect to the resale of such Non-Genuine or Unauthorized Cisco Products.

ii.	If Cisco determines that Integrator has knowingly Resold and/or redistributed Unauthorized Cisco Products purchased from Unauthorized Sources, then Cisco may, at Cisco’s sole discretion, do one or more of the following: (1) audit Integrator’s purchase and resale records of Product and relevant records pursuant to Section 16, (2) [***] (3) [***] and (4) terminate this Agreement pursuant to Section 14 below.

iii.	Cisco reserves the right to withhold any Cisco warranty or technical support on any Unauthorized Cisco Products, unless such products pass a Cisco equipment inspection and Cisco receives payment for the applicable equipment inspection and/or software license fees, as required in the Software Transfer and Licensing Policy, available at http://www.cisco.com/en/US/partner/prod/cisco_software_transfer_relicensinq_policy.html.

4.

3.	PRICES

a.	Prices for Products and Services shall be those specified in Cisco’s then current Price List, less any applicable discount set forth in the discount schedule at the url(s) provided in Exhibit B, Discount Terms and Conditions at the time of acceptance of the Purchase Order by Cisco, or in accordance with an applicable, valid written price quotation, if any, submitted by Cisco to Integrator for such Products or Services.

b.	All prices are exclusive of any freight, handling and shipping insurance charges, taxes, fees and duties or other similar amounts, however designated, including without limitation value added, sales and withholding taxes which are levied or based upon the prices, charges or upon this Agreement. Integrator shall pay any taxes related to Products and Services provided pursuant to this Agreement (except for taxes based on Cisco’s net income) or shall present an exemption certificate acceptable to all relevant taxing authorities. Applicable taxes shall, to the extent practical, be billed as a separate item on the invoice.

c.	Integrator [***] Resale prices for Products and Services [***]. Neither Cisco nor any employee nor any representative of Cisco may give any special treatment (favorable or unfavorable) to Integrator [***] for the Products or Services, Cisco may make additional discount available to Integrator with respect to specific Products or Services [***] to Resell such Products and Services below a maximum Resale price. [***]

d.	Subject to [***], Cisco and Integrator may agree that Cisco will provide additional discount to Integrator for Integrator’s Resale to one or more specific End Users. Any such agreement shall be in writing or confirmed electronically by Cisco and shall specify a fixed time period during which such additional discount shall be provided. If no time limit is specified in the written agreement or electronic confirmation, the time period shall be ninety (90) days from the effective date of the written agreement or electronic confirmation regarding additional discount. If Cisco provides Integrator with such additional discount and subsequently determines that Integrator has Resold Products or Services purchased with such additional discount to End Users other than the End User identified in the written agreement, then Cisco may, in addition to all of its other rights and remedies, all of which are reserved, (1) [***]; (2) audit Integrator’s purchases pursuant to Section 16 (Records) and [***]; (3) suspend Integrator’s access to price deviations and other Cisco sales and marketing programs; (4) suspend shipments to Integrator; and (5) terminate this Agreement pursuant to Section 14.

4.	ORDERS

a.	Integrator shalt purchase or license Products or Services by issuing a Purchase Order, signed, if requested by Cisco, or (in the case of electronic transmission) sent by its authorized representative, indicating specific Products and Services, Cisco Product numbers, quantity, unit price. total purchase price, Trade Agreement Act applicability or requirement, shipping instructions, requested shipping dates, bill-to and ship-to addresses, tax exempt certifications, if applicable, contract reference, and identity of the End User for each Product and Service. No contingency contained on any Purchase Order shall be binding upon Cisco. The terms of this Agreement shall apply, regardless of any additional or conflicting terms on any Purchase Order or other correspondence or documentation submitted by Integrator to Cisco, and any such additional or conflicting terms are deemed rejected by Cisco.

b.	Cisco shall use commercially reasonable efforts to provide order acknowledgement information within three (3) business days for all Purchase Orders placed on Cisco corn or within ten (10) business days of receipt for Purchase Orders placed by any other method. Upon and subject to credit approval by Cisco following Cisco’s receipt of any Purchase Order, Cisco Customer Service will review and accept or decline any or all Purchase Orders for the Cisco entity that will supply the Products or Services, and no other person is authorized to accept Purchase Orders on behalf of Cisco, Cisco Customer Service may accept a Purchase Order even if some of the information required by Section 4a above is missing or incomplete.

5.

c.	Integrator may defer Product shipment for up to thirty (30) days from the original shipping date scheduled by Cisco, provided written or electronic notice (issued, m either case, by an authorized representative of Integrator) is received by Cisco at least ten (10) days before the originally scheduled shipping date. Cancelled Purchase Orders, rescheduled shipments or Product configuration changes requested by Integrator less than ten (10) days before the original scheduled shipping date shall be subject to (a) acceptance by Cisco, and (b) a charge of [***] of the total invoice amount relating to the affected Products. Cisco reserves the right to reschedule shipment in cases of configuration changes requested by Integrator within ten (10) days of scheduled shipment. No cancellation shall be accepted by Cisco where Products are purchased with implementation services, including design, customization or installation services, except as may be set forth in the agreement or statement of work under which the services are to be rendered.

5.	SHIPPING AND DELIVERY

a.	Scheduled shipping dates will be assigned by Cisco as close as practicable to Integrator’s requested date based on Cisco’s then-current lead times for the Products. Cisco will communicate scheduled shipping dates in the order acknowledgement or on Cisco.com. Unless given written instruction by Integrator, Cisco shall select the carrier.

b.	Shipping options available as well as applicable shipment terms (per Incoterms 2010) are set forth in Shipping Terms Exhibit available at the following URL: https://www.cisco.com/web/fw/tools/commerce/ngorder/doc/Standard_Shipping_Exhibit.pdf at Cisco.com (the “Shipping Terms Exhibit”), The selected shipping option shall be indicated on the Purchase Order. Where applicable, integrator shall pay the shipping and handling charges in addition to the purchase price for the Products, which will be included in remittance and/or commercial invoices issued by Cisco. Title and risk of loss shall transfer from Cisco to Integrator and delivery shall be deemed to occur in accordance with the Shipping Terms Exhibit. Integrator shall be responsible for all freight, handling and insurance charges subsequent to delivery.

c.	Where Integrator places orders on any Cisco Affiliate other than Cisco, Integrator shall pay any invoices issued by such entity with respect to such orders and the delivery terms agreed with such entity shall apply. Different shipping terms may apply to such Purchase Orders as set forth in the Shipping Terms Exhibit or otherwise as set out on Cisco.com.

d.	Integrator shall assume responsibility for compliance with applicable export laws and regulations, including the preparation and filing of shipping documentation necessary for export clearance. This also applies in cases where Integrator requests in its Purchase Order delivery of Products to Integrator’s forwarding agent or another representative in the country of shipment. Except as provided in the next paragraph, integrator agrees not to use any export licenses owned by Cisco or any of its Affiliates.

For shipments under FCA as per the Shipping Terms Exhibit, Integrator specifically agrees to provide Cisco with the complete name and address of each End User either (i) in the Purchase Order issued, or (ii) in writing within five (5) days of receiving a request by Cisco, and other information required under this Agreement or requested by Cisco. Export clearance will ensure utilizing Cisco’s general global export licenses or in the case a general global license does not include the listed End User destination, then individual export licenses must be obtained prior to export. Integrator accepts any additional delays caused by the export licensing process as well as delays to comply with conditions of the individual export license.

e.	CISCO SHALL NOT BE LIABLE FOR ANY LOSS, DAMAGE OR PENALTY FOR DELAY IN DELIVERY OR FOR FAILURE TO GIVE NOTICE OF ANY DELAY. EXCEPT IN ACCORDANCE WITH THE APPLICABLE SHIPPING TERMS SET FORTH IN THIS AGREEMENT, CISCO SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH SHIPMENT, NOR SHALL THE CARRIER BE DEEMED TO BE AN AGENT OF CISCO.

6.

f.	All sales are final. Except as provided in Cisco’s warranty statements, Cisco does not accept returns unless (i) Cisco shipped a product other than as specified in the Purchase Order, (ii) such Product is unopened, and (iii) the Product is returned in accordance with Cisco’s then current RMA policy and procedures.

6.	PAYMENT

Upon and subject to credit approval by Cisco, payment terms shall be [***] days from shipping date. All payments shall be made in the currency of the Price List applicable to the Purchase Order. If at any time Integrator is delinquent in the payment of any invoice, or is otherwise in breach of this Agreement, Cisco may. in its discretion, and without prejudice to its other rights, withhold shipment (including partial shipments) of any order, require Integrator to prepay for further shipments, and/or withhold the provision of Services, until complete payment has been received Any sum not paid by Integrator when due shall bear interest from the due date until paid at a rate of (i) [***] per annum or (ii) the maximum rate permitted by law, whichever is less Integrator grants Cisco a security interest in Products purchased under this Agreement to secure payment for such Products If requested by Cisco. Integrator agrees to execute financing statements to perfect this security interest.

7.	AFFILIATES OF INTEGRATOR

a.	Affiliates of Integrator may purchase Products and Services from Cisco under this Agreement. Integrator hereby guarantees such Affiliates’ performance of the financial and other contractual obligations set forth in this Agreement and represents and warrants that it is empowered to enter into this Agreement on behalf of such Affiliates, and to bind (and does so bind) such Affiliates to the terms and conditions of this Agreement. Cisco may require one or more Affiliates to execute an agreement with an affiliate of Cisco such that the legal relationship shall be between Cisco’s affiliate and Integrator’s Affiliate.

b.	Any breach by Integrator or by an Affiliate of (i) this Agreement, or (ii) any other agreement with Cisco or a Cisco affiliate, shall entitle Cisco to terminate this Agreement and all other agreements with Integrator or Affiliate in accordance with Section 14 (Term and Termination).

c.	The limit of liability set forth in this Agreement shall be deemed an aggregate limit of liability, not per Affiliate, regardless of whether any Affiliate has executed a separate agreement with Cisco or a Cisco affiliate permitting such Affiliate to purchase under the terms of this Agreement.

8.	INTEGRATOR OBLIGATIONS

a.	In a manner satisfactory to Cisco and at Integrator’s sole expense, Integrator shall:

i.	employ competent and aggressive sales, technical support, and maintenance organizations, employees of which shall be full-time direct employees of Integrator who sell, deploy, install, secure acceptance of, and maintain the Products and Services;

ii.	purchase Demonstration/Evaluation Units for each appropriate selling location as mutually agreed to by the parties;

iii.	have a majority of the appropriate Integrator sales and technical support personnel participate in and successfully complete any mandatory training courses identified by Cisco as well as such additional training courses identified in an initial training plan which shall be mutually agreed to by the parties and implemented within the initial term of this Agreement;

iv.	maintain at least one (1) Cisco trained technical support person per servicing location;

v.	maintain adequate manpower and facilities to ensure prompt handling of inquiries, orders, and shipments for Products and Services;

vi.	validate End User network configuration design and associated components, and assist End Users with system design;

7.

vii.	keep Cisco informed as to any problems which involve Products or Services that require Cisco’s support or impact Integrator’s ability to deliver service or solutions to the End User, communicate such problems promptly to Cisco, and assist Cisco in the resolution of such problems;

viii.	provide non-binding monthly forecasts to Cisco for each subsequent four (4) month period, monthly inventory, and Point of Sale “POS” reports, including the complete name and address of each End User either (1) in the Purchase Order issued, or (2) in writing within five days of receiving a request by Cisco, and such other information as required under this Agreement or requested by Cisco;

ix.	participate in quarterly business meetings with Cisco to review the progress of the relationship and Integrator’s achievement as related to commitments such as, but not limited to. volume purchases, training and certification, support, and reporting;

x.	appoint a relationship manager whose primary responsibility will be to work with the designated Cisco channel sales manager to manage the implementation of the Agreement, act as the focal point for day-to-day channel business issues and problem escalations, and participate in Cisco channel-related activities;

xi.	employ a minimum of one (1) CCIE, and have the above-mentioned relationship manager complete Sales Expert training; and

xii.	comply with all requirements set out in Exhibit A.

b.	Integrator must meet certain requirements to maintain its eligibility for this Agreement. Such requirements vary by country and are listed at the following link: http://www.cisco.com/web/partners/partner_with_cisco/channel_partner_program/dpp.html

c.	No Stocking of Product. Integrator may not stock Products nor order Products without a valid End User purchase order. This Section 8c does not apply to Integrators based in Japan.

9.	PROPRIETARY RIGHTS AND SOFTWARE LICENSING

a.	Subject to the terms and conditions set forth in this Agreement, Cisco grants to Integrator a limited, non-exclusive, non-transferable, revocable license (I) to use the Software and Documentation for Integrator’s Internal Use, and (ii) to market and Resell the Software and related Documentation directly to End Users in the Territory during the term of this Agreement, solely as permitted by Section 2 (Scope) and this Section 9 (Proprietary Rights And Software Licensing) of this Agreement. Any resale of Software or Documentation to any person or entity other than as expressly permitted by Section 2 (Scope) is expressly prohibited to the extent permitted by law. Cisco Products are subject to license terms which impose additional restrictions on the use, copying, or distribution of the Software.

b.	Except for the limited license provided to Integrator in the preceding paragraph, Cisco reserves all right, title, and interest in and to each proprietary right embedded in or contained in any Product. Integrator acknowledges that, except as provided in the previous paragraph, it shall not sublicense or otherwise copy Software or Documentation for the benefit of, or distribute any Software or Documentation to, any other person or entity, including, without limitation, other resellers. No ‘sale’ of any Software is conveyed.

c.	Integrator will not remove, alter, or destroy any form of copyright notice, trademark, logo, or confidentiality notice provided with any Product. Integrator will not affix any other mark or name to any Product without Cisco’s express written permission. Integrator agrees that it will not redistribute Software (including Software received as part of a Product) received from any source other than Cisco or an Authorized Source. Integrator will not translate, reverse compile or disassemble the Software, and will transfer to each End User to which Integrator Resells Products all end-user license terms and end-user documentation provided by Cisco and accompanying such Products. Integrator will, in the purchase agreement between integrator and each End User, require the End User to agree to the End User License Agreement (“EULA”) provided by Cisco. A current copy of the EULA is available at http://www.cisco.com/go/eula. Integrator shall notify Cisco promptly of any breach or suspected breach of the Cisco EULA or third party license and further agrees that it will, at Cisco’s request, assist Cisco in efforts to preserve Cisco’s or its supplier’s intellectual property rights including pursuing an action against any breaching third parties.

8.

d.	For non-Cisco Branded products and/or services delivered in connection with this Agreement: (i) third-party software and related documentation is separately licensed by the applicable third party, and Integrator’s rights and responsibilities with respect to such software or documentation shall be governed in accordance with the third-party licensor’s applicable software license, (ii) non-Cisco Branded products shall be governed by the applicable third party’s product terms; and (iii) non-Cisco Branded services and support shall be governed by the applicable third party’s services and support terms, If Integrator chooses to order non-Cisco Branded products and/or services, Integrator shall enter into one or more separate “click-accept” agreements or other third party agreements as part of the ordering, fulfilment, installation and/or download processes for such non-Cisco branded products and services. For the avoidance of doubt, the third-party supplier of non-Cisco Branded products and services shall solely be responsible for support, warranties, indemnities and other terms and conditions applicable to such products and services. Such agreements shall supersede this Agreement with respect to such non-Cisco Branded products and services.

10.	LIMITED WARRANTY

a.	Products. The warranties for Cisco Branded Products may be found at the following URL. http://www.cisco.com/go/warranty. Integrator will pass through to End Users all written limited warranties provided by Cisco with Products purchased by Integrator.

b.	Notwithstanding any other term of this Agreement, Cisco’s sole and exclusive warranty and obligations are set forth in Cisco’s Limited Warranty Statement delivered with the Product and this Section 10. Integrator shall not make any warranty commitment, whether written or oral, on Cisco’s behalf. Integrator shall indemnify Cisco against any warranties made in addition to Cisco’s standard warranty and for any misrepresentation of Cisco’s reputation or of Cisco’s Products and Services.

c.	Restrictions. The limited warranties referenced in this Section 10 do not apply if the Cisco Branded Product (i) has been altered, except by Cisco, (ii) has not been installed, operated, repaired, used or maintained in accordance with instructions made available by Cisco, (iii) has been subjected to abnormal or unusual physical or electrical stress or environmental conditions, misused, or negligently handled or operated; (iv) is acquired by Integrator for beta, evaluation, testing, demonstration purposes or other circumstances for which Cisco does not receive a payment of a purchase price or license fee or (v) is not Cisco-Branded.

d.	The limited warranties referenced in this Section 10 do not apply to any Software or Hardware that may be offered for sale on the Price List in the name of a third party. Cisco will pass through, to the extent permitted, the manufacturer’s and/or licensor’s warranties and Integrator shall look solely to such manufacturer and/or licensor for warranty claims.

e.	DISCLAIMER OF WARRANTY. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 10, CISCO HEREBY DISCLAIMS AND INTEGRATOR WAIVES ALL REPRESENTATIONS, CONDITIONS AND WARRANTIES (WHETHER EXPRESS, IMPLIED, OR STATUTORY), INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR CONDITION (i) OF MERCHANTABILITY. FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, TITLE, SATISFACTORY QUALITY, QUIET ENJOYMENT, ACCURACY, OR SYSTEM INTEGRATION, OR (ii) ARISING FROM ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE IN THE INDUSTRY. TO THE EXTENT AN IMPLIED WARRANTY OR CONDITION CANNOT BE DISCLAIMED, SUCH WARRANTY OR CONDITION IS LIMITED IN DURATION TO THE APPLICABLE EXPRESS WARRANTY PERIOD

11.	TRADEMARK USAGE

a.	Integrator’s use of the name, logo, trademarks, and other marks of Cisco (collectively, the ‘Marks”) shall be in accordance with Cisco’s policies including, but not limited to trademark usage and advertising policies, and be subject to Cisco’s prior written approval. Integrator further agrees not to affix any Marks to products other than genuine Cisco-Branded Products.

9.

b.	Integrator shall have no claim or right in the Marks, including but not limited to trademarks, service marks, or trade names owned, used or claimed now or which Cisco has authority to grant Integrator the right to use in the future. Integrator shall not make any claim to the Cisco Marks or lodge any filings with respect to such Marks or marks confusingly similar to the Marks, whether on behalf of Cisco or in its own name or interest, without the prior written consent of Cisco. Integrator shall promptly upon request of Cisco discontinue its use of any Mark.

c.	Integrator shall not acquire, use, promote or Resell Non Genuine Products. Additionally, Integrator shall notify Cisco promptly of the existence, or suspected existence, of Non-Genuine Products in possession of or promoted by third parties, and further agrees that it will, at Cisco’s request, assist Cisco to diligently pursue any action against any third party in possession of or promoting Non Genuine Products. Integrator shall not remove, alter, or destroy any form of copyright notice, trademark, logo, confidentiality notice, serial number or other product identifier provided with any Product.

d.	If Integrator acquires, uses, promotes or Resells Non-Genuine Products, Cisco may take one or more of the following actions, at Cisco’s discretion’ (I) [***] audit pursuant to Section 16 below, and/or (ii) require Integrator, within [***] days of Cisco’s request, to recall and destroy all Non-Genuine Products that Integrator has sold to End Users and replace such products with legitimate, equivalent Products at Integrator’s expense, (iii) require Integrator, within [***] days of receiving Cisco’s written request, to provide Cisco with all details related to Integrator’s acquisition of all Non-Genuine Products, including without limitation, its suppliers, shipping details and all buyers to whom Integrator resold Non-Genuine Products, and (iv) terminate this Agreement by notice with immediate effect.

12.	CONFIDENTIAL INFORMATION

a.	Integrator acknowledges that, in the course of selling the Products and Services, and in connection with this Agreement and its relationship with Cisco, Integrator may obtain information relating to the Products and Services, and/or to Cisco, which is of a confidential and proprietary nature (“Cisco Confidential Information”)_ Such Cisco Confidential Information may include, but is not limited to, trade secrets, know how, inventions, techniques, processes, programs, schematics, Software source documents, data, customer lists, financial information, and sales and marketing plans or information posted on Cisco.com which Integrator knows or has reason to know is confidential, proprietary or trade secret information of Cisco.

b.	Integrator shall at all times, both during the term of this Agreement and for a period of at least three (3) years after its expiration or termination, keep in trust and confidence all such Cisco Confidential Information, and shall not use such Cisco Confidential Information other than as expressly authorized by Cisco under this Agreement, nor shall Integrator disclose any such Cisco Confidential Information to third parties without Cisco’s prior written consent.

c.	Integrator further agrees that, upon Cisco’s written request, it will promptly return to Cisco all Cisco Confidential Information (including copies thereof) in Integrator’s possession, custody, or control.

d.	The obligations of confidentiality set forth herein shall not apply to information which (a) has entered the public domain except where such entry is the result of Integrator’s breach of this Agreement; (b) prior to disclosure hereunder was already rightfully in Integrator’s possession; (c) subsequent to disclosure hereunder is obtained by Integrator on a non-confidential basis from a third party who has the right to disclose such information to the Integrator; or (d) which Integrator is required to produce pursuant to a court order or administrative subpoena, provided that Integrator shall notify Cisco of its receipt of such order or subpoena prior to disclosure and provide Cisco an opportunity to protect its interest in the confidentiality of the information to be produced in response.

e.	Cisco acknowledges that, in connection with this Agreement and its relationship with the Integrator, Cisco may obtain POS reports, financial information, sales and marketing plans, Integrator network design information, Integrator lists and Integrator information, of a proprietary and confidential nature and information which Cisco knows or has reason to know is confidential, proprietary or trade secret information of the Integrator (“Integrator Confidential Information”). Such Integrator information, excluding POS reports and Integrator lists, Confidential Information shall be used by Cisco only in connection with this

10.

Agreement. Cisco shall at all times, during both the term of this Agreement and for a period of at least three (3) years after its expiration or termination, keep in trust and confidence all such Integrator Confidential Information, and shall not disclose or use such Integrator Confidential Information to a third party without Integrator’s written consent, except as may be required to be disclosed by a governmental authority or regulation. Cisco further agrees to immediately return to Integrator all Integrator Confidential Information (including copies thereof) in Cisco’s possession, custody, or control upon termination or expiration of this Agreement at any time and for any reason, except for POS reports or Integrator lists that Cisco may use for internal business or end user support purposes or government-related purposes.

f.	Neither party shall disclose, advertise, or publish either the existence, the subject matter, any discussions relating to, or any of the terms and conditions, of this Agreement (or any summary of any of the forgoing) to any third party without the prior written consent of the other party. Any press release, publication, advertisement or public disclosure regarding this Agreement is subject to both the prior review and the written approval of both parties.

13.	PATENT, COPYRIGHT AND TRADEMARK INFRINGEMENT INDEMNIFICATION

a.	Claims. Cisco will defend any claim against Integrator that a Cisco-Branded Product provided under this Agreement infringes third party patents, copyrights or registered trademarks (the “Claim”) and will indemnify Integrator against the final judgment entered by a court of competent jurisdiction or any settlements arising out of a Claim.

b.	Integrator shall:

i.	promptly notify Cisco in writing of the Claim (or threat thereof), and any subsequent litigation updates; and

ii.	cooperate with Cisco in the defense of the Claim (including any statements to third parties regarding the Claim), and grants Cisco full and exclusive control of the defense and settlement of the Claim and any subsequent appeal.

If Integrator fails to notify Cisco promptly of the Claim, and that failure prejudices Cisco’s ability to defend, settle or respond to the Claim, then Cisco’s obligation to defend or indemnify Integrator with respect to that Claim will be reduced to the extent Cisco has been prejudiced. In addition, such failure to provide prompt notification shall relieve Cisco of any obligation to reimburse for integrator attorneys’ fees incurred prior to notification.

c.	Additional Remedies. If a Claim is made or appears likely, Integrator agrees to permit Cisco to procure for Integrator the right to continue using the Cisco-Branded Product, or to replace or modify the Cisco-Branded Product with one that is at least functionally equivalent. If Cisco determines that none of those alternatives is reasonably available, then Integrator will return the Cisco-Branded Product and Cisco will refund the [***] of the Cisco-Branded Product [***].

d.	Exclusions. Cisco has no obligation for any Claim based on:

i.	compliance with any designs, specifications, requirements or instructions provided by Integrator or a third party on Integrator’s behalf;

ii.	modification of a Cisco-Branded Product by Integrator or a third party;

iii.	the amount or duration of use made of the Cisco-Branded Product, revenue earned by Integrator, or services offered by Integrator to external or internal customers (this exclusion does not limit Cisco’s obligation under Section 13. a. where a Claim is brought alleging direct infringement of the Cisco-Branded Product where damages are calculated based on the price of the infringing Cisco-Branded Product); or

11.

iv.	combination, operation or use of a Cisco-Branded Product with non-Cisco products, software or business processes.

e.	Sole and Exclusive Remedy. This Section 13 (Patent, Copyright and Trademark Infringement Indemnification) states Cisco’s entire obligation and Integrator’s exclusive remedy regarding any claims for intellectual property infringement.

14.	TERM AND TERMINATION

a.	This Agreement shall commence on the Effective Date for a period of two (2) years, unless extended by written agreement (including an electronically accepted agreement) of both parties or sooner terminated as set forth below. Cisco may, by written notice to Integrator, given at least [***] prior to the end of the then-current term of the Agreement, extend the term of the Agreement for the period set forth in such notice. Notwithstanding Cisco’s right to extend the term of this Agreement, each party acknowledges that this Agreement shall always be interpreted as being limited in duration to a definite term and that the other party has made no commitments whatsoever regarding the duration or renewal of this Agreement beyond those expressly stated herein.

b.	Either party may terminate this Agreement at any time by providing the other party with at least [***] prior written notice of termination.

c.	A party may terminate this Agreement immediately by written notice if (i) the other party ceases or threatens to cease to carry on business as a going concern; or (ii) the other party becomes or is reasonably likely to become subject to voluntary or involuntary proceedings in bankruptcy or liquidation; or (iii) a receiver or similar officer is appointed with respect to the whole or a substantial part of the other party’s assets: or (4) an event similar to any of the foregoing occurs under any applicable law.

d.	Either party may terminate this Agreement immediately by providing the other party with written notice if the other party breaches any of the material provisions of this Agreement and fails to remedy such breach within [***] after written notification is received by the other party of such breach Notwithstanding the foregoing. Cisco may terminate this Agreement immediately in the event of Integrator’s breach of Section 2i (Unauthorized Cisco Products). Section 3.d (under “Pricing”), Section 9 (Proprietary Rights and Software Licensing). Section 11 (Trademark Usage), Section 17 (Export, Re-Export, Transfer and Use Controls), Section 18 (Compliance with Laws, including Anti-Corruption Laws), or Section 12 (Confidential Information).

e.	Cisco may terminate this Agreement upon [***] written notice in the event it becomes known that (1) Integrator or an Affiliate of Integrator’s direct or indirect parent has acquired or intends to acquire a controlling interest in a third party, or (2) Integrator or its direct or indirect parent is to be acquired by a third party, or (3) a controlling interest in Integrator or its direct or indirect parent is to be transferred to a third party.

f.	Upon termination or expiration of this Agreement, (i) Cisco reserves the right to cease all further delivery of Product or Services, (ii) all outstanding invoices immediately become due and payable by certified or cashier’s check. and (iii) all rights and licenses of Integrator under this Agreement shall terminate (other than Integrator’s rights related to providing services to its customers, including integration services, warranty services, and support services, subject to compliance with terms of this Agreement), and Integrator shall no longer identify itself or hold itself out as being an authorized re-seller of Products except for the limited purpose described in the following sentence. If Cisco agrees to complete delivery of any further Products or Services due against any existing Purchase Orders then Integrator shall pay for such Products or Services in advance by certified or cashier’s check. Except for a termination of this Agreement resulting from Integrator’s breach of Section 9 (Proprietary Rights and Software Licensing). Section 12 (Confidential Information), or Section 17 (Export, Re-Export, Transfer & Use Controls), upon termination or expiration of this Agreement, Integrator may continue to Resell, In accordance with the terms and conditions of this Agreement, Products provided to it by Cisco prior to the date of termination or expiration.

g.	Upon termination or expiration of this Agreement, Integrator shall immediately return to Cisco all Confidential Information (including all copies thereof) then in Integrator’s possession, custody or control.

12.

h.	In the event that, following termination or expiration of this Agreement, Integrator places Purchase Orders and Cisco accepts such Purchase Orders, then any such Purchase Orders shall be governed by the terms and conditions of this Agreement notwithstanding the earlier expiration or termination of this Agreement; provided, however, that acceptance by Cisco of any such Purchase Order will not be considered to be an extension of the term of the Agreement nor a renewal thereof.

15.	SERVICES

Integrator shall provide all warranty support to End Users as required in the provisions of Exhibit C titled “Warranty Service,” provided that Integrator may obtain technical assistance from Cisco in connection with Integrator’s provision of such warranty support. Cisco reserves the right to directly support any End User. In addition, Integrator shall make available to End Users all Service offerings identified in Exhibit C.

16.	RECORDS

Integrator shall keep full, true, and accurate records and accounts, in accordance with generally accepted accounting principles, of each Product or Service purchased and deployed, Resold, or distributed by serial number. including information regarding compliance with Cisco marketing and sales programs, Software usage, and export or transfer. Integrator shall make these records available for audit by or on behalf of Cisco upon seven days’ prior written notice. during regular business hours, at Integrator’s principal place of business or such other of Integrator’s locations where Integrator may maintain relevant records. For the purposes of ensuring compliance with the terms of this Agreement, Integrator shall allow Cisco access to all relevant premises owned, controlled or used by Integrator In the event Cisco requires information from an End User to which Integrator asserts it has Resold Cisco Products or Services, Integrator agrees to use all reasonable efforts to assist Cisco to obtain such information. Integrator additionally acknowledges that from time to time Cisco or its independent auditors may conduct additional specific audits with the purpose of monitoring and ensuring compliance by Integrator and Approved Sources with Cisco’s policies and applicable laws. Such audits may include, without limitation, investigations in order to prevent the acquisition, use, promotion or resale of Unauthorized or Non-Genuine Products. When requested, Integrator shall co-operate with Cisco or its appointed auditors or investigators, and provide them with accurate and truthful information. [***]

17.	EXPORT, RE-EXPORT, TRANSFER & USE CONTROLS

Cisco Products, Technology and Services are subject to U.S. and local export control laws and regulations. The parties shalt comply with such laws and regulations governing use, export, re-export and transfer of Products and Technology and will obtain all required U.S. and local authorizations, permits or licenses. The export obligations under this clause shall survive the expiration or termination of this Agreement.

18.	COMPLIANCE WITH LAWS, INCLUDING ANTI-CORRUPTION LAWS

a.	Cisco Systems expects and requires that all of its suppliers, subcontractors. channel partners, consultants, agents and other parties with whom Cisco does business (“Cisco Partners’), act at all times in a professional and ethical manner in carrying out their services and contractual obligations to Cisco, or on Cisco’s behalf to a Cisco customer or other third party. To that end, all Cisco Partners shall:

i.	Comply with all country, federal, state and local laws, ordinances, codes, regulations, rules, policies and procedures, including, but not limited to, anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act (“Applicable Laws”). Cisco Partners can find more information about the FCPA at the following URL: http://www.usdoi.qov/criminal/fraud/fcpa/, or by contacting publicsectorcompliance@cisco.com.

ii.	Not take any action or permit the taking of any action by a supplier or third party which may render Cisco liable for a violation of Applicable Laws, including the FCPA.

13.

iii.	Not use any money or other consideration paid by Cisco for any unlawful purposes, including any purposes violating the FCPA or other Applicable Laws, such as direct or indirect payments, for the purpose of assisting Cisco in obtaining or retaining business, to any of the following:

1.	Government officials (including any person holding an executive, legislative, judicial or administrative office, whether elected or appointed, or of any public international organization, such as the United Nations or World Bank, or any person acting in any official capacity for or on behalf of such government, public enterprise or state-owned business);

2.	Political parties or party officials;

3.	Candidates for political office: or

4.	Any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly to any of the above-identified persons or organizations.

iv.	Upon request, Cisco’s Partners may be required to have their own subcontractors, consultants, agents or representatives execute a similar written anti-corruption compliance statement, and to confirm to Cisco that such action has been taken.

v.	The record-keeping, audit and other related terms and obligations, as set forth in Partners’ agreement(s) with Cisco, shall equally apply to their compliance with this policy.

vi.	In no event shall Cisco be obligated under any supplier or third party agreement to take any action or omit to take any action that Cisco believes, in good faith, would cause it to be in violation of the FCPA or other Applicable Laws.

vii.	Cisco retains the right to suspend or terminate any Cisco Partner agreement immediately upon written notice if Cisco believes, in good faith, that such Cisco Partner has breached any elements of this policy, or if the Partner makes a false or fraudulent statement, representation or warranty white carrying out their contractual obligations.

viii.	Cisco’s Partners shall immediately report to Cisco any concerns it may have regarding any business practices by any Cisco employee or Cisco Partner by emailing ethics@cisco.com, or by calling Cisco’s Helpline toll free number in North America 1-877-571-1700 or worldwide number (reverse calling charges to Cisco) 001-770-776-5611.

19.	LIMITATION AND EXCLUSION OF LIABILITY

a.	NOTHING IN THIS AGREEMENT LIMITS OR EXCLUDES THE LIABILITY OF:

i.	EITHER PARTY TO THE OTHER PARTY FOR:

1.	BODILY INJURY OR DEATH RESULTING DIRECTLY FROM THE NEGLIGENCE OF THE OTHER PARTY:

2.	FRAUD OR FRAUDULENT MISREPRESENTATION:

3.	A BREACH OF SECTION 12 (CONFIDENTIAL INFORMATION); OR

4.	ANY LIABILITY THAT CANNOT BE LIMITED OR EXCLUDED UNDER APPLICABLE LAW:

ii.	INTEGRATOR TO CISCO ARISING OUT OF:

1.	[***]

14.

2.	[***]

3.	ANY AMOUNTS DUE TO CISCO UNDER THE AGREEMENT.

b.	SUBJECT TO SECTION -19a ABOVE AND SECTION 19c BELOW, EACH PARTY’S TOTAL AGGREGATE LIABILITY IS LIMITED TO THE GREATER OF:

i.	[***]; OR

ii.	[***].

c.	SUBJECT TO SECTION 19a ABOVE, AND NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY WILL BE LIABLE FOR ANY:

1.	SPECIAL, INCIDENTAL. INDIRECT OR CONSEQUENTIAL DAMAGES;

2.	LOSS OF ANY OF THE FOLLOWING: PROFITS, REVENUE, BUSINESS, ANTICIPATED SAVINGS, USE OF ANY PRODUCT OR SERVICE, OPPORTUNITY, GOODWILL OR REPUTATION: OR

3.	LOST OR DAMAGED DATA.

d.	REFERENCES IN THIS SECTION 19 TO (1) A ‘PARTY’ INCLUDES A PARTY’S AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND SUPPLIERS AND (2) “LIABILITY” INCLUDES LIABILITY ARISING FROM CONTRACT, TORT (INCLUDING NEGLIGENCE), UNDER ANY INDEMNITY, STRICT LIABILITY OR OTHERWISE, IN EACH CASE EVEN IF A PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF THAT LIABILITY. IN SECTION c, REFERENCES TO “LOSS” REFERS TO ANY AND ALL KINDS OF LOSS CR DAMAGE INCLUDING. WITHOUT LIMITATION, ANY DAMAGES, FINES, COSTS, CHARGES, FEES OR OTHER LIABILITY.

20.	GENERAL

a.	Choice of Law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of California, United States of America, as if performed wholly within the state and without giving effect to the principles of conflicts of law, and the state and federal courts of California shall have exclusive jurisdiction over any claim arising under this Agreement. The parties specifically disclaim the application of the UN Convention on Contracts for the International Sale of Goods. Notwithstanding the foregoing, either party may seek interim injunctive relief in any court of appropriate jurisdiction with respect to any alleged breach of such party’s intellectual property or proprietary rights.

b.	Force Majeure. Except for the obligation to pay monies due and owing, neither party shall be liable for any delay or failure in performance due to events outside the defaulting party’s reasonable control, including, without limitation, acts of God, earthquakes, labor disputes, industrywide shortages of supplies, actions of governmental entities, riots, war, terrorism, fire, epidemics, or delays of common carriers or other circumstances beyond its reasonable control. The obligations and rights of the defaulting party shall be extended for a period equal to the period during which such event prevented such party’s performance.

c.	No Waiver. The waiver by either party of any right provided under this Agreement shall not constitute a subsequent or continuing waiver of such right or of any other right under this Agreement.

d.	Assignment. Neither this Agreement nor any rights or obligations under this Agreement shall be assigned by a party without the other’s prior written consent, which will not be unreasonably withheld or delayed. Any attempted assignment shall be void and of no effect. Notwithstanding the foregoing, the parties may assign this Agreement and any right or obligation under it without the other’s approval, to any Affiliate.

15.

Notwithstanding any assignment by Integrator, Integrator shall remain liable for the payment of all amounts due under this Agreement.

e.	Severability. In the event that part of or one or more terms of this Agreement becomes or is declared to be illegal or otherwise unenforceable by any court of competent jurisdiction, each such part or term shall be null and void and shall be deemed deleted from this Agreement. All remaining terms of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, if this paragraph is invoked and, as a result, the value of this Agreement is materially impaired for either party, as determined by such party in its sole discretion, then the affected party may terminate this Agreement by written notice with immediate effect to the other.

f.	Attorneys’ Fees. In any suit or proceeding relating to this Agreement, the prevailing party will have the right to recover from the other its costs and reasonable fees and expenses of attorneys, accountants, and other professionals incurred in connection with the suit or proceeding, including costs, fees and expenses upon appeal, separately from and in addition to any other amount included in such judgment. This provision is intended to be severable from the other provisions of this Agreement, and shall survive expiration or termination and shall not be merged into any such judgment.

g.	No Agency. This Agreement does not create any agency, partnership, joint venture, or franchise relationship, No employee of either party shall be or become, or shall be deemed to be or become, an employee of the other party by virtue of the existence or implementation of this Agreement. Each party hereto is an independent contractor. Neither party shall assume or create any obligation of any nature whatsoever on behalf of the other party or bind the other party in any respect whatsoever.

h.	Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter of this Agreement and replaces any prior oral or written communications between the parties, all of which are excluded. There are no conditions, understandings, agreements, representations or warranties, expressed or implied, that are not specified herein. This Agreement may be modified only by a written document executed by the parties hereto.

i.	Survival. The following sections shall survive the expiration or earlier termination of this Agreement: Sections 2 (Scope), 6 (Payment), 9. (Proprietary Rights and Software Licensing), 10 (Limited Warranty), 11 (Trademark Usage), 12 (Confidential Information), 13 (Patent, Copyright and Trademark Infringement Indemnification), 14 (Term and Termination), 16 (Records), 17 (Export, Re-Export, Transfer and Use Controls), 19 (Limitation and Exclusion of Liability). 20 (General), and the license to use the Software set forth in the End User License Agreement referenced in Section 9 (Proprietary Rights and Software Licensing) subject to the termination provisions set forth in such End User License Agreement.

j.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument. A validly executed counterpart that is delivered by one party to the other via electronic transmission (a “Counterpart Image”) shall be valid and binding to the same extent as one delivered physically, provided that the valid signature is clearly visible in the Counterpart Image In the event that a party delivers a Counterpart Image in place of an originally-executed counterpart, such party shall retain the originally-executed counterpart in its files for at least the duration of the Term hereof.

k.	Headings. Headings of sections have been added solely for convenience of reference and shall not be deemed part of this Agreement.

21.	NOTICES.

All notices required or permitted under this Agreement will be in writing and will be deemed given one (1) day after deposit with a commercial express courier specifying next clay delivery (or two (2) days for International courier packages specifying 2-day delivery), with written verification of receipt All communications will be sent to the addresses set forth on the cover sheet of this agreement (and notices to Cisco shall be further addressed to the Office of the General Counsel. Attn: Contract Notice) or such other address as may be designated by a party by giving written notice to the other party pursuant to this paragraph, or, in the absence of such an address from

16.

Integrator, to the address to which the last invoice under this Agreement was sent before notice is served. Notwithstanding the foregoing, notices regarding changes in pricing. Software license terms, policies or programs may be by posting on Cisco.com or by e-mail or fax.

17.

Exhibit A

INTEGRATOR PROFILE & TERRITORY

Integrator’s assigned sales Territory:

USA, excluding Puerto Rico

Integrator’s Certification and Other Requirements:

As of the Effective Date, and throughout the term of this Agreement, Integrator shall maintain at least Cisco Silver certification in the Territory.

Integrator will maintain a credit-line capacity to support its sales forecast for each [***] period, starting with the Effective Date.

Exhibit B

DISCOUNT TERMS AND CONDITIONS

1.	CERTIFICATION INCENTIVE

Cisco Premier, Silver and Gold Certified Partner Programs are designed to recognize and reward Partners who achieve the highest expertise in selling, designing, supporting, and servicing Cisco solutions. Certified Partners have completed comprehensive training that ensures a consistently high level of Product knowledge, technical expertise and service capabilities. Integrator’s discount will be set based on the certification level Integrator has been awarded at the time it submits a particular purchase order for Products. The requirements for each certification level are provided in the URLs identified in the following table:

Program	URL
Gold	http://www.cisco.com/web/partners/partner_with_cisco/channel_partner_program/re_sale/specializations/gotd.html
Silver	http://www.cisco.comlweb/partners/partner_with_cisco/channel_partner_program/re_sale/specializations/silver.html
Premier	http://www.cisco.com/web/partner/partner_with_cisco/channel_partner_program/re_sale/specializations/premier.html

Partner must comply with the requirements of a particular Program as outlined in the information provided at the associated URL in order to achieve and retain all program benefits, including any associated increase in discount.

Integrator’s participation in a particular certification Program may be subject to additional requirements, including compliance with Program audit requirements. Certification requires the submission of an electronic application. The application and program transition guidelines are available at: www.cisco.com/go/csapp/.

Certifications are granted by country, and discount points attributable to certification will be provided based on the country specified in point of sale information provided by integrator at time of order. Cisco may designate larger geographical areas in which certifications are effective. Such multi-national areas will be identified by Cisco to Integrator at: http://www.cisco.com/web/partners/pr11/pr8/pr27/partners_pgm_multinational.html.

2.	DISCOUNT MATRICES

Upon execution of the Agreement, Integrator will be provided access to a restricted web page describing the resale discount to which Integrator is entitled depending upon Integrator’s certification level. The web page is available at: http://www.cisco.com/web/partners/partner_with_cisco/channel_partner_program/certification_discount.html.

Note: Cisco reserves the right to introduce future Product families at different discounts. Cisco will notify Integrator in writing (including by posting on CCO) at least thirty (30) days prior to the introduction of such a new family of Products.

3.	INTERNET COMMERCEIPOINT OF SALE REPORTING

Integrator shall submit electronically complete Point of Sale information with each of its Resales of Products under this Agreement.

POS information is submitted electronically when Integrator uses IC or EDI (Electronic Data Interchange) technology in a format agreed in advance with Cisco to submit orders electronically.

POS information shall include the following:

A.	Integrator’s Purchase Order number.

B.	Cisco’s Product name and number.

C	The following information:

(1)	Ship-To

Name

Address (street, city, state, zip)

(2)	Bill-To

Name

Address (street, city, state, zip)

(3)	Install Site

Name

Address (street, city, state, zip)

Contact person (name, email, phone number)

(4)	End User

Name

Address (street, city, state, zip)

Contact person (name, email, phone number)

NOTE: A Post Office Box is not a valid value for address information and will be rejected.

Cisco will have the right to verify all POS information provided. Integrator shall provide Cisco with reasonable proof (shippers’ documentation, invoices, etc.) confirming the information on Cisco’s written request.

In the event Integrator does not provide PDS information at the time of order entry, Integrator shall prepare such information in an electronic format as specified by Cisco and forward such POS information to Cisco within seven (7) days following the submission of an Order. Integrator shall include all information that is set forth above under “IC/POS”. Cisco will have the right to verify the information in such reports and may request, and Integrator shall provide, reasonable proof (shippers’ documentation, invoices, etc.) confirming the information.

20.

Such reports shall be sent to the following e-mail address: us1_tier_pose_cisco.com or such other address as Cisco may specify.

4.	INTERNAL USE DISCOUNT

The discount level at which Integrator is entitled to purchase Products for Internal Use will be made available to Integrator at: http://www.cisco.com/web/partners/partner_with_cisco/channel_partner_program/certification_discount.html.

5.	DEMONSTRATION/EVALUATION/LAB PRODUCT DISCOUNT

To assist Integrator in its sales and marketing efforts, Integrator will be entitled to a discount for its purchases of demonstration, evaluation, and lab equipment (collectively the “Lab Discount”). Upon execution of the Agreement, the Lab Discount to which Integrator is entitled shall be provided at http://www.cisco.com/web/partners/partner_with_cisco/channel_partner_program/certification_discount.html.

This discount may be applied to a maximum total value of Cisco Products as follows (the “Lab Discount Limitations”):

Integrator’s Certification Level	Maximum total value of Cisco Productsg Integrator may purchase using the Lab Discount
Gold	[***] in any [***] period.
Silver	[***] in any [***] period.
Premier	[***] in any [***] period.

g Based on the Price List of Products purchased by Integrator from Cisco.

Integrator may only use Products purchased with its Lab Discount for demonstration, evaluation, or lab purposes. Except to the extent permitted by Applicable Law, any Software received with or for such Products may not be distributed further, and, notwithstanding any other provision of this Agreement, all Software for such Products is licensed to Integrator solely for its use for demonstration, evaluation or lab purposes.

In the event that a particular Cisco certification, specialization, or Advanced Technology Provider program in which Integrator participates requires the purchase of additional demonstration, evaluation, or lab Products, then, notwithstanding the dollar caps referenced in the matrix above, Integrator may apply its Lab Discount to the purchase of such required Products.

6.	PRICE DEVIATIONS

With respect to additional discounts granted to Integrator for Integrator’s Resale to one or more specific End Users in accordance with Section 3 of the Agreement (Prices), Integrator will receive a valid deal identification number (“Deal ID”) from a Cisco Sales Representative. The Integrator must place the Deal ID in the appropriate field in Cisco’s Ordering Tool, Ariba and/or ICS-XML interface. For an Integrator with no specific Deal ID field in their XML interface or Ariba Solution, a Deal ID must be provided to Cisco either by electronic submission at the time of order. A valid Purchase Order must be placed within five (5) business days of the granting of the additional discount, or the Purchase Order will be subject to cancellation.

21.

Integrator may submit the Deal ID in the notes fields on Purchase Orders when using ICS-XML as an order submission method.

7.	NON-VALUE ADDED DISCOUNT

In the event that Cisco determines in its sole discretion that Integrator is selling Products without significant Added Value, the total discount for any such no-value added opportunity will be reduced. Upon execution of this Agreement, the Non-Value Added Discount to which Integrator is entitled depending upon Integrator’s certification level shall be made available at: http://www.cisco.corn/web/partnersipartner_with_disco/channel_partner_program/certification_discount.html.

This remedy is without prejudice to, and is in addition to, all other rights and remedies available to Cisco. Purchases and Resales of Products Integrator makes within the Territory to other resellers of Products that are purchasing for purposes of Resale will be presumed to be sales made without significant Added Value, and will be subject to the Non-Value Added Discount provided for in this Section 7 unless Cisco provides written consent in advance.

22.

Exhibit C

SUPPORT EXHIBIT

CISCO SERVICES PARTNER PROGRAM

The Cisco Services Partner Program (“CSPP’’) is an exhibit (“Exhibit”) that supplements the Agreement and all the terms and conditions of the Agreement apply to this Exhibit, provided that, to the extent there is a conflict between the Agreement and this Exhibit, the terms of this Exhibit shall take precedence over the terms and conditions of the Agreement with regard to the subject matter described herein.

1.0	DEFINITIONS.

1.1 Additional Program Documentation means the Cisco Services Partner Program Performance Management Appendix, Build Your Services Portfolio, Cisco Services Partner Program Eligible Bookings Guide and Cisco Services Partner Program Operations Guide, incorporated by reference within the Program Guide.

1.2 Bug Fixes means an error correction, patch or workaround for the Software, which either comprises new Software or is a network-bootable Software image as determined by Cisco and that is provided to Integrator by Cisco and which may comprise a Maintenance Release but which shall not comprise a Minor or Major Release.

1.3 Cisco Branded Services means those service offerings identified as Technical Services and Advanced Services made available for purchase and resale by Integrator under the Program, which can be found at www.cisco.com/go/cspp.

1.4 Collaborative Services means those service offerings identified as Collaborative Technical Support and Collaborative Professional Services made available for purchase by Integrator under the Program, which can be found at www.cisco.com/go/cspp.

1.5 Deliverable(s) means, with respect to each Service Description or SOW, the items to be delivered by Cisco to Integrator as specified in the Service Description or SOW, including, without limitation, any Reports.

1.6 Electronic Communication means the electronic communication standard specified by Cisco for the purpose of ordering and maintaining service contract information.

1.7 End User Network Information means the information about End User’s network that is collected, stored, and analyzed in connection with the Data Collector Tool, and may include, without limitation, the following information: configurations (including running configurations and startup configurations), product identification numbers, serial numbers, host names, equipment locations, IP addresses, system contacts, equipment models, feature sets, software versions, hardware versions, installed memory, installed flash, boot versions, chassis series, exceptions to such information (e.g., duplicate host name, duplicate IP address, device running interim release image), slot IDs, card types. card families, firmware versions, and other network and inventory information as deemed appropriate by Cisco.

1.8 End User Obligations means the obligations End Users should comply with when purchasing Services in addition to End User responsibilities set out in the applicable Services Descriptions.

1.9 Excluded Service Programs means those services not available under the Program but made available under Cisco’s Solution Technology Integrator program, Cisco’s Smart Care Service program and any other services that Cisco elects to exclude from this Program.

1.10 Intellectual Property means any and all tangible and intangible: (i) rights associated with works of authorship throughout the world, including but not limited to copyrights, neighboring rights, moral rights, and mask works, and all derivative works thereof, (ii) trademark and trade name rights and similar rights, (iii) trade secret rights, (iv) patents, designs, algorithms and other industrial property rights, (v) all other intellectual and industrial property rights (of every kind and nature throughout the world and however designated) whether arising by operation of law, contract, license, or otherwise, and (vi) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

1.11 Maintenance Release means an incremental release of Software that provides maintenance fixes and may provide additional Software functions. Maintenance releases are designated by Cisco as a change in the digit(s) to the right of the tenths digit of the Software version number [x.x.(x)] or to the right of the hundredths digit of the Software version number [x.x.x.(x)].

1.12 Major Release means a release of Software that provides additional Software features and/or functions, Major Releases are designated by Cisco as a change in the ones digit of the Software version number [(x).x.x].

1.13 Minor Release means an incremental release of Software that provides maintenance fixes and additional Software features. Minor Releases are designated by Cisco as a change in the tenths digit(s) of the Software version number jx.(x).x].

1.14 Ordering Tool(s) means a tool that Integrator may use to order Service via Cisco.com.

1.15 Other Product means Product an End User acquired from sources other than Integrator.

1.16 Previous Service Program means the support program(s) including, but not limited to, Cisco Brand Resale (“CIEIR”), Cisco Shared Support Program (“CSSP”), resale of Cisco Remote Operations Support (“Cisco ROS”), resale of Cisco Transactional Advanced Services, Cisco’s Partner-Core program, Co-Brand Foundation Program and interim support programs commonly referred to as “Bridge” programs, under which Integrator was or may have been previously participating and receiving services from Cisco prior to the Program becoming available.

1.17 Program means the Cisco Services Partner Program.

1.18 Program Guide means the governing document for Cisco Services Partner Program, defining program elements, including, but not limited to, eligibility, performance management, and any applicable rebates.

1.19 Program Start Date means i) the date when Integrator is authorized to participate in the Program and shall be the a) the first Monday of the 1st month following the Effective Date of the Agreement, provided it is not less than ten (10) calendar days from the Effective Date of the Agreement, otherwise it shall be the first Monday of the 2nd month, for Territory in which Cisco has made the Program available; or ii) the date provided by Cisco on which Program is announced as available in a Territory in accordance with Section 18,5 below.

1.20 Report(s) means a report or reports generated by Cisco based on End User Network Information. The information contained in Reports may include part or all of the collected End User Network Information, product alert information, and such other information as Cisco deems appropriate.

24.

1.21 RMA means Return Material Authorization

1.22 Service(s) means those Cisco Branded Services and Collaborative Services made available under the Program.

1.23 Services Description means the description of the Services, as of the purchase date of such Services, to be made available by Cisco and the applicable terms and conditions under which those Services are provided. Each available Service has its own Service Description, which can be found at www.cisco.corn/go/c.s.pp.

1.24 Service Level Agreement (“SLA”) Addendum means a duly executed addendum to a Previous Service Program which addresses Cisco’s service delivery response time commitments as a part of Integrator’s resale of Cisco Branded Services.

1.25 Statement of Work or SOW means the documents agreed upon by the parties that define the services and deliverables, if any, to be provided there under.

1.26 TAC means Cisco’s Technical Assistance Center.

1.27 Territory means the country or countries in which Integrator has been granted authorization by Cisco to participate in the Program.

1.28 Tool(s) means the software or hardware appliance, commonly referred to as Data Collector Tools” or ‘Collectors”, which enables Integrator to run, on one or more computers connected to an End User’s network, data collection devices in order to collect, analyze and provide reports regarding End User Network Information.

2.0	SCOPE OF THE PROGRAM.

This Exhibit sets forth the governing terms and conditions for the Program under which Integrator is authorized to purchase and license Services as of the Program Start Date. Except for Excluded Service Programs and SLA Addendum(/a), any other attachment(s), exhibit(s) and/or appendices to the Agreement addressing services supported under a Previous Service Program within a Territory in which Program has been available is hereby deleted in its entirety as of the Program Start Date. Notwithstanding the fact that all Previous Services Program(s) are hereby terminated, any SLA Addendum(/a) in place as of the execution of this Agreement, shall continue in full force as an addendum(la) to this Program under this Agreement.

25.

3.0 ELIGIBILITY. Integrator acknowledges that it is authorized to provide Services under this Program for Products only on those technologies for which Integrator has achieved such Cisco designated specializations or certifications as specified in the eligibility portion of the Program Guide and/or Additional Program Documentation, Additionally. Integrator understands and acknowledges that Cisco may from time to time require Cisco’s Advanced Technology Provider certification or other specializations as a pre-requisite to the Integrator being certificated as meeting the requirements to support certain technologies or Products.

4.0 CHANGE OF SCOPE. Cisco reserves the right to make changes to the Program, or parts thereof, at any time, including. but not limited to. the eligibility criteria, performance metrics, 5eryice offerings and rebates Any Program changes shall become effective [***] from the date of notice provided by Cisco. If Integrator does not agree with a change made to Services under the Program under this clause, Integrator may elect to either (i) terminate this Exhibit within [***] of the notice of change of scope by providing written notice to Cisco of such termination, or (ii) cease purchasing the affected Service at its sole discretion, but such cessation will not limit Integrator’s ability to participate in the affected Service or any other Services under the Program for which Integrator is eligible.

5.0	CISCO RIGHTS AND OBLIGATIONS.

5.1 Cisco will make available the Services listed at www.cisco.com/go/cspp for purchase and resale, as applicable, by integrator under the Program. Services are subject to Integrator eligibility and any availability limitations specified in the applicable Service Description. For any Cisco Branded Services provided by Cisco directly to End User, Cisco shall perform the Services on behalf of Integrator, acting as Integrator’s subcontractor.

5.2 Cisco Warranty. For the duration of the Cisco warranty period, Cisco will provide Integrator access to Cisco’s TAC for warranty support. During such period, Cisco will use commercially reasonable efforts to provide the following to Integrator:

5.2.1 Bug Fixes. Where required, Cisco will provide Bug Fixes.

5.2.2 Hardware Support. Cisco will replace Product, which is diagnosed as being defective, in accordance with the warranty terms set out in the published Product warranty provided with the original Product.

5.3 Inspection Fee. In order to be eligible to receive support services as Set out herein for Product that has not been previously supported, for Product where support has lapsed and/or for Other Product, the following shall apply:

5.3.1 Cisco may charge an inspection fee for Product and/or Other Product in accordance with Cisco’s standard fee schedule on the Price List in effect at the time of inspection (any related upgrades, replacements, repairs, or troubleshooting are excluded); and

5.3.2 Cisco will validate a Software license exists for Software to be supported. Where a valid Software license does not exist, a Software license fee shall be payable by Integrator to Cisco.

5.4 Support under Previous Support Program. Product for which support was paid under Previous Support Program shall continue to be supported at the same level previously purchased until expiration of the support term after which time any further support shall be subject to the terms of the Program.

26.

6.0	INTEGRATOR RIGHTS AND OBLIGATIONS.

6.1 Integrator has read, understood, and agrees to comply with Program Guide, and Additional Program Documentation contained therein, located at http://www.cisco.com/go/cspp, which is incorporated herein by reference and may be updated from time to time by Cisco in its sole discretion under Section 4.0 (Change of Scope). Integrator must comply at all times with requirements of particular Services, Program Guide, and Additional Program Documentation in order to achieve and retain the benefits of the Program, including any associated rebates.

6.2 Prior to accepting a purchase order from an End User for Cisco Branded Services provided by Cisco directly to End User, Integrator shall refer the End User to http://www.cisco.com/go/servicedescriptions, where the relevant Service Description and End User Obligations are posted, or provide a current copy of such documents to End User and ensure that End User understands (i) Cisco’s obligations, (ii) End User’s responsibilities under the applicable Service Description, and (iii) End User Obligations.

6.3 Integrator must have: 1) a service sales organization; 2) access to Cisco.com; and 3) a detailed understanding of how to use and operate Ordering Tools and contract management web tools.

6.4 Electronic Communication. Where required by Cisco, Integrator must have the ability to exchange information with Cisco through an electronic communication standard specified by Cisco for the purpose of ordering and maintaining service contract information. Cisco will provide the Integrator with the necessary interface specifications and information to establish the means of electronic communication. The parties agree that, where electronic communication is specified, all information regarding Service order transactions will take place in the established format. Cisco may from time to time alter the specification of any electronic interfaces, and Integrator will be notified of such changes in the specification, together with details of the maximum period by which such interface changes must be implemented by Integrator. Cisco will undertake interface testing for the purposes of validating functionality.

6.5 Integrator Warranty Obligations. In those instances when Service has not been purchased by Integrator, Integrator shall perform the following:

6.5.1 Integrator shall provide to its End Users, at no additional charge, all warranty service for the duration of the warranty period set out in the published Product warranty shipped with the original Product. The warranty period shall commence upon shipment to the Integrator or upon such period as is provided for in the Product warranty shipped with the original Product,

6.5.2 Returns Coordination. For Product returned to Cisco for replacement under warranty, Integrator will comply with the following:

5.	Coordinate the return of all failed parts, freight and insurance prepaid, to the Cisco designated location. For Product that has been replaced pursuant to the Product warranty terms, Integrator shall return failed/defective Product within ten (10) days of receipt of the replacement Product; otherwise, replacement Product will be invoiced to Integrator at the then current list price.

27.

6.	Comply with the following RMA procedure:

(i)	Ensure all Products are properly packaged prior to being shipped, and include a written description of the failure and specification of any changes or alterations made to the Product. Product returned to Cisco must conform in quantity and serial number to the RMA request.

(ii)	Tag each Product returned with the RMA transaction number and a brief description of the problem. Cisco will not accept any Product returned which is not accompanied by an RMA number.

6.6 Integrator is entitled to receive support only for Product for which the Integrator has paid the applicable support and license fees. Integrator shall be responsible for ensuring that End Users utilize software for use with Products for which applicable support and license fees have been paid, and shall provide Cisco with such information as Cisco may require enabling Cisco to monitor and enforce entitlement levels.

7.0 REPRESENTATION OF CISCO BRAND. Integrator agrees to comply with the guidelines located at http://www.cisco.corn/web/partners/marketipartner-marks.html, which is incorporated herein by reference.

8.0	PRICE AND PAYMENT.

8.1 The price for support of Products is (a) calculated by applying Cisco’s then-current service list price less Integrators discount under the Program or (b) those set forth in a written price quotation submitted by Cisco.

8.2 Except for SOW-based Advanced Services or unless otherwise noted to the contrary in an applicable Service Description, all Services are invoiced in advance (including multi-year orders) and are payable within [***] from the invoice date in the currency used by the Cisco entity with which Integrator has placed its Purchase Order. SOW-based Advanced Services shall be invoiced following the completion of Services unless otherwise specified in the applicable SOW.

8.3 All stated prices are exclusive of taxes, fees, duties or other applicable amounts. Any taxes related to Services purchased pursuant to this Agreement shall be paid by Integrator or Integrator shall present an exemption certificate acceptable to the taxing authorities. Applicable taxes, if any, shall be billed as a separate item on the invoice, to the extent possible. Cisco reserves the right to increase any Service fee in the event a withholding prevents Cisco from receiving the price specified above.

8.4 Integrator [***] its resale prices [***]. Integrator understands that neither Cisco, nor any employee or representative of Cisco, may give any special treatment (favorable or unfavorable) to Integrator [***]

8.5 Flexible Service Start Delay Option.

8.5.1 Where available and subject to meeting and maintaining eligibility requirements under the Program, Integrator can elect to delay commencement of Services, ordered through certain Ordering Tools, not to exceed sixty (60) days from Product ship date.

8.5.2 Cisco will delay invoicing Integrator until the derived start date of the service contract (“Service Commencement Date”). Integrator is not eligible to receive support on Product until Service Commencement Date. Integrator may open a case with Cisco if they desire the service start date to be modified, or if they would like to initiate invoicing ahead of the originally derived Service Commencement Date.

28.

8.5.3 Limitations.

(a) The Flexible Service Start Delay Option (“Option”} is not available through all Ordering Tool(s). To implement the Option, Integrator must use only Ordering Tool(s) which enable the feature.

(b) Certain Cisco Services are ineligible to order under this Option. The Cisco Services not eligible for this option include but are not limited to any subscription-based service that is license or registration activated; any Advanced Services; any service for which Product is service dependent (i.e. Telepresence); support for Cisco software (i.e. Ship+1), and any Excluded Service Programs.

8.5.4 Cisco reserves the right to immediately discontinue offering, the Option at any time if Integrator becomes ineligible under the Program.

9.0	LICENSE

9.1 Subject to the terms and conditions herein, Cisco grants to Integrator a limited, revocable, non-exclusive, non-transferable license to (a) use, display, reproduce, modify, and distribute Deliverables; (b) create, use, reproduce, and distribute derivative works of the Deliverables; and c) distribute Software that Integrator may receive as a result of Services provided under the Program, only on Product covered under the Program. The license herein is granted solely for Integrator’s support of End Users during its participation in the Program and solely for use with Cisco products. Integrator may not sublicense to any persons or entity any rights to reproduce or distribute the Deliverables. Cisco also may terminate this license upon written or oral notice to Integrator, with or without prior notice.

9.2 Access to and use of Tool(s) by Integrator is subject to acceptance of the Cisco End User License Agreement located at www.cisco.com/go/warranty, incorporated by reference and made a part hereof. Integrator agrees to return TooI(s) upon termination of the license or upon Cisco’s request that the Tool(s) be returned to Cisco.

10.0 OWNERSHIP. As between Integrator and Cisco, Cisco shall at all times retain all right, title, and interest in and to all pre-existing Intellectual Property owned by Cisco as of the Effective Date and all Intellectual Property in and to the Services and Deliverables or other Intellectual Property provided or developed by Cisco or a third party on Cisco’s behalf thereafter_ As between Integrator and Cisco, Integrator shall at all times retain all right, title, and interest in and to all pre-existing Intellectual Property owned by Integrator as of the Effective Date and all Intellectual Property that is developed by Integrator or by a third party on Integrator’s behalf thereafter without the benefit of any of Cisco’s Intellectual Property. Third party hardware and software shall at all times be owned by the applicable third party.

11.0 WARRANTY. ALL SERVICES PROVIDED HEREUNDER SHALL BE PERFORMED IN A WORKMANLIKE MANNER. EXCEPT AS SPECIFIED IN THIS SECTION, CISCO HEREBY DISCLAIMS AND INTEGRATOR WAIVES ALL REPRESENTATIONS, CONDITIONS, AND WARRANTIES (WHETHER EXPRESS, IMPLIED, OR STATUTORY), INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR CONDITION (A) OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, TITLE, SATISFACTORY QUALITY, QUIET ENJOYMENT, ACCURACY, (B) ARISING FROM ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE IN THE INDUSTRY. TO THE EXTENT AN IMPLIED WARRANTY CANNOT BE DISCLAIMED, SUCH WARRANTY IS LIMITED IN DURATION TO THE APPLICABLE EXPRESS WARRANTY PERIOD. INTEGRATOR’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF WARRANTY SHALL BE, [***].

29.

12.0	LIMITATION OF LIABILITY AND CONSEQUENTIAL DAMAGES WAIVER.

12.1 INTEGRATOR EXPRESSLY ACKNOWLEDGES AND AGREES THAT IT IS SOLELY RESPONSIBLE FOR THE DETERMINATION AND IMPLEMENTATION OF THEIR END USER’S NETWORK. DESIGN, BUSINESS, OR OTHER REQUIREMENTS AND THAT CISCO SHALL NOT BE RESPONSIBLE FOR THE FAILURE OF DELIVERABLES AND/OR RELATED SOFTWARE TO MEET END USER’S NETWORK, DESIGN, BUSINESS, OR OTHER REQUIREMENTS.

12.2 ALL LIABILITY OF CISCO, ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND SUPPLIERS (COLLECTIVELY) FOR CLAIMS ARISING UNDER THIS EXHIBIT OR OTHERWISE HOWSOEVER ARISING SHALL BE LIMITED TO [***].

12.3 EXCEPT FOR INTEGRATOR’S BREACH OF SECTION 0 (LICENSE), IN NO EVENT SHALL EITHER PARTY, ITS RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUPPLIERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, OR LOST REVENUE, LOST PROFITS, OR LOST OR DAMAGED DATA, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY THEREOF.

12.4 IF THIS AGREEMENT IS GOVERNED BY THE LAWS OF ENGLAND, OR BY THE DOMESTIC LAWS OF THE STATE OF NEW SOUTH WALES, AUSTRALIA, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. THE FOLLOWING SHALL APPLY:

12.4.1	NOTHING IN THIS AGREEMENT SHALL LIMIT (1) THE LIABILITY OF CISCO; ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND SUPPLIERS TO INTEGRATOR FOR PERSONAL INJURY OR DEATH CAUSED BY THEIR NEGLIGENCE, (II) CISCO’S LIABILITY FOR FRAUDULENT MISREPRESENTATION, OR (III) CISCO’S LIABILITY IN CONNECTION WITH ANY TERMS WHICH CANNOT BE EXCLUDED UNDER APPLICABLE LAW.

13.0	DATA USAGE AND PROTECTION.

13.1 For the purposes of this Section, ‘personal data”, “processing of personal data”, (“processing”), “controller”, “processor, “data subjects”, and “third party”, shall have the same meanings as in Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and of the free movement of such data. If the applicable laws implementing the Directive in a particular country apply a broader definition of “personal data (e.g. so as also to include information about legal entities), then the definition of “personal data” under that country’s implementing laws shall apply.

30.

13.2 Cisco shall, during the term of this Agreement, comply with all applicable laws, regulations, regulatory requirements, and codes of practice in connection with any processing of personal data which they undertake in the performance of or in connection with this Agreement or which may otherwise apply, including, without limitation, privacy or data protection laws applicable in the country or countries where personal data is collected or held or otherwise processed including, but not limited to laws and regulations implementing Directive 95/46/EC (such as the UK Data Protection Act 1998), Directive 2002158/EC on Privacy and Electronic Communications, Act on the Protection of Personal Information enacted in Japan and any data privacy laws enacted thereunder (together, the Data Protection Laws).

13.3 Cisco shall not transfer End User personal data across any country border unless it is strictly unavoidable for the proper performance of the Services.

13.4 Cisco shall treat all personal data in a manner consistent with its Privacy Policy statement (available at Cisco.com).

14.0	ASSIGNMENT AND SUBCONTRACTING.

14.1 Without prejudice to the Assignment provision of the Agreement, Integrator may not delegate, assign, or subcontract any obligation which it has to an End User to provide support services for Products under the Program incorporating any of the Services, except where;

7.	otherwise permitted in writing by Cisco or with its prior written consent; or

8.	Integrator subcontracts to a company that meets the qualification criteria for participation under the Program but is acting as a subcontractor to Integrator (“Services Only Partner”); or

9.	Integrator subcontracts to a service provider in respect of which Integrator demonstrates to Cisco’s reasonable satisfaction, such approval not to be unreasonably withheld or delayed, that the service provider provides support services of an equivalent level of quality to an Integrator qualified under the Program.

14.2 In the event that the Territory includes a country within the European Economic Area (“EEA”) and the Integrator has met the eligibility criteria associated with the Services in such country, Integrator is authorized to provide the Services in an EEA country where it has not met the eligibility criteria with the Services (“Destination Country”), provided it has either: (i) subcontracted the Services to a Services Only Partner qualified in the Destination Country as set forth above; or (ii) made other arrangements to Cisco’s reasonable satisfaction, such approval not to be unreasonably withheld or delayed, to provide support services in the Destination Country of a quality equivalent to a Services Only Partner qualified in that country.

14.3 In all permitted exceptions identified above, the Integrator subcontracting the Services shall remain entirely responsible and any actions taken by the Integrator or the Services Only Partner will count in the measurement of Integrator’s performance metrics under the Program.

15.0	TERM AND TERMINATION.

15.1 In addition to all rights and remedies which it may have under the Agreement, Cisco may terminate or suspend its performance with respect to some or all Products covered under this Program, whether or not Products were purchased prior to or subsequent to the Effective Date, immediately upon notice if (i) Integrator fails to maintain the Eligibility; (ii) Integrator fails

31.

to pay for the Services when due and fails to make such payment within [***] after notice from Cisco of such past due payment: (iii) if Integrator breaches the provisions of Sections 9, 18.2, 18.3, and/or any of the material provisions of this Exhibit and fails to remedy such breach within [***] after written notification by Cisco to Integrator of such breach; (iv) in the event that Cisco discontinues Service for one or more Product for whatever reason or (v) the Agreement terminates.

15.2 Cisco may at any time terminate the Exhibit for convenience, for any reason or no reason, by providing Integrator with [***] prior written notice of termination.

15.3 This Exhibit shall terminate when the Agreement terminates.

15.4 In the event that Cisco’s obligations to Integrator under this Program with respect to support of Product for which payment was made prior to the expiration of the term as set forth in this Section extend beyond the term as applicable, and provided that Integrator complies with the terms of the Agreement and its obligations in this Exhibit, Cisco will provide support to Integrator for the term of support specified in the purchase order issue to Cisco by Integrator provided that the maximum period of support shall not exceed [***] from the date of such purchase order.

16.0 INDEMNIFICATION. Integrator hereby indemnifies and holds Cisco harmless from any claim, loss, damage, or expense, including, but not limited to, [***], resulting from any claim made by End User against Cisco that: (a) Integrator has failed to provide End User with support services in accordance with an agreement between Integrator and End User; or (b) Integrator has failed to comply with or perform its obligations set forth in this Agreement, whether under a claim of a third party beneficiary or otherwise. This shall not limit Cisco’s obligations, subject to the terms of this Agreement, to provide the support services described herein.

17.0 CONTRACTING WITH U.S. FEDERAL GOVERNMENT AGENCIES. The following additional provisions or modifications will only apply when Integrator contracts with U.S. Federal Government Agencies and has been granted the resale rights in Section 2 (“Scope’) of the Agreement:

17.1 The definition for Services shall read as follows:

“Services” mean the Cisco brand Services described in the corresponding Services Description, listed on the then current Price List and which are available to Integrator for resale to an End User in accordance with the terms of this Exhibit. In the event Services are resold to Federal Government agencies, such Services are considered “commercial items” as defined under the Federal Acquisition Regulation (“FAR”) 2,101.

17.2 Integrator will not grant End User any greater rights to Cisco Brand Services than Cisco grants to Integrator in the Agreement and Exhibit.

17.3 Any partial year support agreements (period of performance less than twelve (12) months) will include an additional [***] adjustment; and/or requests for any payment term other than pre-paid twelve (12) months in advance will include an additional [***] adjustment.

17.4 The Other Product discount shall not apply. Integrator’s earned discount shall apply.

17.5 To the extent Advanced Services engagements relate to a U.S. Federal Government contract, Cisco’s Advanced Services offerings are “commercial item” as that term is defined under FAR 2.101. Cisco offers and/or provides these services upon a competitive basis and in substantial quantities in the commercial marketplace based upon established market prices for specific tasks performed under standard commercial terms and conditions.

32.

18.0	GENERAL

18.1 Third Party Services. Cisco reserves the right to subcontract the provision of all or part of the Services to a third party.

18.2 Disclosure of Contract Information. Integrator acknowledges and agrees that in no event shall any of the information contained in this Agreement or Integrator’s service contract number(s) or Cisco.com access information be disclosed to any third party. Such information shall be considered Confidential Information under the Agreement.

18.3 Service Marks. Integrator will not use Cisco’s service marks in any manner except as set out in this Agreement or as mutually agreed upon in writing.

18.4 Entitlement. Integrator acknowledges that Cisco has the right to verify an End User’s entitlement to receipt of Services, and that End User is entitled to receive support services only on Product for which Integrator has paid the applicable license and support fees to Cisco. Integrator agrees to assist Cisco with enforcement of End User entitlement as necessary, including, without limitation, providing serial number(s) to Cisco and enabling Cisco to undertake inventory review(s).

18.5 Notices. All notices required or permitted under this Exhibit will be in writing and will be deemed given one (1) day after deposit with a commercial express courier specifying next day delivery (or two (2) days for international courier packages specifying 2-day delivery), with written verification of receipt. All communications will be sent to the addresses set forth on the cover sheet of this Agreement or such other address as may be designated by a party by giving written notice to the other party pursuant to this paragraph. Notwithstanding the above, notices regarding changes to the Program may also be by posting on Cisco.com or by e-mail or fax.

18.6 Survival. Sections 9 (License), 10 (Ownership), 11 (Warranty), 12 (Limitation of Liability and Consequential Damages Waiver), 13 (Data Usage and Protection), 15 (Term and Termination), 16 (Indemnification), and 18 (General) shall survive the termination or expiration of this Exhibit.

33.